Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

CELSIUS HOLDINGS GAINS NATIONWIDE PLACEMENT AUTHORIZATION FOR ITS CELSIUS HEAT™ LINE, AT CONVENIENCE RETAILER 7-ELEVEN; OFFICIALLY EXPANDS AVAILABILITY INTO THE CONVENIENCE STORE CHANNEL

With over $2 million in retail sales inside the first year, high consumer acceptance, and proven next level formula, CELSIUS HEAT™ secures placement at trend forward convenience stores

BOCA RATON, FL (FEBRUARY 13, 2018) – Celsius Holdings, Inc. (Nasdaq: CELH), makers of the leading global fitness drink, CELSIUS®, today announced that CELSIUS HEAT™ is now available for purchase by franchisee and corporate 7-Eleven stores nationwide. Two flavors are available, Cherry Lime and Strawberry Dragonfruit. The later of the two, Strawberry Dragonfruit is offered to 7-Eleven under the retailer’s “First, Best, and Only” program, offering the large national retailer an opportunity to sell a flavor not yet available at other convenience store retailers.

There are seven CELSIUS HEAT™ flavors, which made their debut in the fitness channel last May, where the brand was seeding the core demographic and supplying fitness channel customers prior to becoming available in the other channels of trade. Now, with three successful quarters behind it, CELSIUS HEAT™ enters the single serve cold vault in the energy drink section. With placement across more than 22 distribution centers nationally, major distributors and wholesalers are stocking the brand, so convenience retailers will be able to purchase the CELSIUS HEAT™ line, as well as the original CELSIUS® line, in an effort to bring true innovation into their energy and functional product sets.

The thermogenic pre-workout drink in 16-oz cans is carbonated and packed with 2,000mg of L-citrulline, a known vasodilator, aiding in faster delivery of nutrients, and an increase of 100mg of caffeine to the original CELSIUS® flagship line, which is available in a smaller, 12oz cans. Like the original CELSIUS® product, CELSIUS HEAT™ is also a dietary supplement that contains the proprietary thermogenic formula MetaPlus®, proven to accelerate metabolism, boost energy and burn body fat when combined with exercise.

Since its initial launch in the fitness channel in March 2017, CELSIUS HEAT™ has far surpassed the Company’s sales goals and became an instant hit with the more serious fitness consumers, trainers, athletes and military personnel, who are interested in consuming products to take their training to the next level. The delicious, functional pre-workout drink has achieved widespread, multi-channel availability through key regional distribution partners and wholesalers.

According to John Fieldly, Celsius Holdings’ Interim CEO and CFO, “CELSIUS HEAT™ generated more than $2 million in retail sales in just nine months, an accomplishment we’re extremely proud of, given few new product launches come close to those figures in the first three years. The new line represents the continued commitment Celsius Holdings, Inc. has to product innovation. We’re aimed to meet consumers’ needs, driving momentum at the trade level and adding new, future revenue streams to our product portfolio.”

Platinum recording artist and workout enthusiast, Flo Rida, was the initial face of CELSIUS HEAT™’s “Proven” campaign, which launched in an outdoor advertising series in Dallas, Miami, Charlotte and Minnesota. Flo Rida is also Chief Ambassador of the HEAT Elite™, a select group of high performance individuals who excel at athletic performance and represent CELIUS HEAT™ through their commitment to healthy, energized workouts that take them to a new level of fitness. With its “Proven” ad campaign and HEAT Elite ™ ambassadors, the Company is giving a powerful push behind the line.

“At this point last year, CELSIUS HEAT™ was about to be introduced. It’s remarkable to have seven flavors placed in five channels of trade in less than one year. It’s a nod to the consumer’s demanding healthier brands that truly function. It has also been exciting to see our distribution partners’ acceptance of the new line, given this is an incredibly competitive category,” said Vanessa Walker, Executive Vice President of Marketing and Innovation at Celsius Holdings. “Our success is based on higher quality innovation and creating the next level of energy or fitness drinks. We’re simply making the best possible tasting fitness drink on the market today.”

Notably, CELSIUS HEAT™ seized Beverage Industry’s “Innovations of the Year for 2017” award in December for the energy drink category. It was recognized as a beverage that is driving innovation based on its unique characteristics and ability to fill a need within the beverage market. Celsius Holdings, whose common stock is traded on Nasdaq (CELH), was recently named to the 2018 Beverage Stock Watch List as one of the “Top Beverage Companies for 2018” by Institutional Analysts, Inc., an independent investment research firm that helps investors search for the “next big thing.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven, innovations which offer significant health benefits. CELSIUS®’ Original Line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. The CELSIUS® Natural Line is available in six refreshing flavors: three sparkling and three non-carbonated. This line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors: Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit, Tangerine Grapefruit, Apple Jack’d and Orangesicle. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT was developed for those seeking a trainer-grade version of CELSIUS® as compared to the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is certified Kosher and Vegan. CELSIUS is also soy and gluten free, and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and many others.

CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.